FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2023

Cardone Non Accredited Fund, LLC

Commission File No. 024-12283

87-4745769

I.R.S Employer Identification No.

Delaware

(State or other jurisdiction of incorporation or organization)

Cardone Capital LLC

18909 NE 29th Avenue

Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

All correspondence:

Jonathan Sabo, Esq.

Dodson Robinette PLLC

1431 E. McKinney St. Suite 130

Denton, TX 76209

EMAIL FOR CORRESPONDENCE: jonathan@crowdfundinglawyers.net

Class A Interests (Unit)

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Cardone Non-Accredited Fund, LLC (the “Company”, “Cardone Non-Accredited Fund, LLC”, “CNAF,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•      changes in economic conditions generally and the real estate market specifically;

•      limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•      intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease units;

•      defaults on or non-renewal of leases by tenants;

•      increased interest rates and operating costs;

•      our failure to obtain necessary outside refinancing;

•      decreased rental rates or increased vacancy rates;

•      changes in multi-family or geographic market trends;

•      changes in real estate and zoning laws and increases in real property tax rates and values;

•      failure of acquisitions to yield anticipated results;

•      failure to achieve the target returns, internal rate of return, multiple and distributions to Members;

•      legislative or regulatory changes impacting our business or our assets; and

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CARDONE NON ACCREDITED FUND, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2023

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PART II

Cardone Non Accredited Fund, LLC

Item 1. Business

The Company

CARDONE NON ACCREDITED FUND, LLC (the “Company”) is a limited liability company organized January 31, 2022 under the laws of Delaware and managed by Cardone Capital LLC, a Delaware limited liability company (the “Manager”). The Company was organized to primarily invest directly or indirectly in real estate within the multifamily or commercial real estate segment.

On September 30, 2023, the Company began accepting subscription agreements from investors. The Company’s activities since inception have consisted of formation activities, issuance of 250 Class A Units to Grant Cardone, Manager of Cardone Capital LLC on the same terms as those being sold in the Company’s Regulation A Plus offering. As of December 31, 2023, the Company had issued 250 Class A units and 1,000 Class B units.

The Company is offering 749,750 Class A Interests at $100 per Interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus” and sells the Interests directly to investors and not through registered broker-dealers who are paid commission. The minimum investment is $5,000, The maximum amount to be raised in the offering is $74,975,000.

The Company intends on investing in real estate through limited liability corporations (“Cardone Member LLC’s”) (treated as partnerships) that own a single multifamily property (through single purpose entities “SPE’s”). The Cardone Member LLC's are each co-owned by the Company, an affiliated entity for accredited investors with common management (a “Cardone Equity Fund” or “CEF”), and Grant Cardone, manager of Cardone Capital, LLC. Grant Cardone typically owns from 1% to 2.5% of the LLC’s. The Manager has parallel invested the funds raised from the Company’s offering in the Cardone Member LLCs alongside funds raised from different CEF offerings and funds from Grant Cardone.

Membership Interests

The terms of the Class A Interests are governed by the Company’s Operating Agreement (“Operating Agreement”) as may be amended from time to time. The Class A Interests are entitled to a 80% profit interest in the Company, and the Class B Interests, all of which are held by the Company’s Manager, are entitled to a 20% profit interest. Upon a “Capital Transaction” such as a refinance or disposition of a property, distributions will be made first, to the holders of the Class A Interests until they have received a return of one hundred percent (100%) of their capital contributions, and then the remainder going 80% to the holders of the Class A Interests and 20% to the holder of the Class B Interests.

The Manager has the discretion to distribute more than 80% of distributable cash to the Class A unitholders, with the intention that at a later time, when the cash flow from operations increases or a Capital Transaction occurs, the Manager will adjust cash distributions to ensure that cumulative total return is 80% to Class A and 20% to Class B. To allow it to do this, the Manager also has the discretion to allocate less than 80% of distributable cash to Class A unitholders so long as at least 80% of all Distributable Cash allocated to date (excluding any Distributable Cash allocated to Class A Members for return of capital contributions) remains allocated to the Class A Members. See Annual Report Item 7. Financial Statements Note 3 Members’ Equity.

Further information about the rights and obligations of the Class A Interests can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 82, which is incorporated by reference herein as if fully set forth herein.

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Management

The Company does not have any employees but relies on services provided by the Manager and its affiliates. The Company’s Manager is Cardone Capital LLC (“Manager”). The Cardone Equity Funds which parallel invest with the Company in the Cardone Member LLCs are also managed by the Company’s Manager. The Company and the CEFs, and the Cardone Member LLCs operate under the direction of Mr. Grant Cardone, who is the Managing Member of Cardone Capital, LLC.

Mr. Cardone is also the Managing Member of Cardone Real Estate Acquisitions, LLC, (“CREA”). CREA, under the direction of Mr. Cardone, is responsible for the day-to-day operations of the properties, including overseeing the third-party property managers who supervise the day-to-day operations at each property and the eventual decision regarding each property’s disposal. (See Annual Report Item 3. Directors and Officer for further information.) Further information about the rights and obligations of the Manager, including certain limitations on its liability and rights to indemnification, can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 82, which is incorporated by reference herein as if fully set forth herein.

The Manager and its affiliates are compensated for their services through returns on its Class B Units and certain fees. The Manager is only receiving returns on its Class B Units and has assigned all of its fees to its affiliate, CREA. CREA will receive an Acquisition Fee equal to 1% of the each purchased property’s fixed asset purchase price, a 1% Disposition Fee equal to 1% of the disposition price received upon disposition and is also paid an annualized Asset Management Fee equal to 1% of the capital raised by the Company. Each property also pays a market rate property management fee, a portion of which is paid to CREA and a portion of which is paid to a third-party property manager. The Manager and/or its affiliates may also receive other market rate fees in connection with other services provided, including but not limited to construction, construction management, repair and maintenance work performed, real estate and loan brokerage fees, and other professional services. Affiliate(s) of the Manager also have and will receive interest payments in connection with the “pre-funding” of the Company’s investments in the Cardone Member LLCs. See Annual Report Item 7. Financial Statements Note 4 Related Party Transactions and Annual Report Item 3. Executive Officer Compensation, for further information regarding fees and compensation paid to the Manager.

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Potential conflicts of interest include, but are not limited to, the following:

•

Our Manager and its affiliates originates, offers, and manages other investment opportunities and funds outside of the Company including those that have similar investment objectives as the Company, and also may make investments in real estate assets for their own respective accounts, whether or not competitive with our business.

•	The Manager has enlisted the services of a third-party in order to manage the Company’s assets. The compensation for that third-party is at market rates.

•

The acquisitions of investments at higher purchase prices would entitle our Manager to higher acquisition fees and asset management fees regardless of the quality or performance of the investment and, in the case of acquisitions of investments from other entities, might also entitle our Manager or its affiliates or assigns to disposition fees in connection with services for the seller.

•

We may borrow money from the Manager or affiliates of the Manager at prevailing market rates, or engage the Manager or affiliate of the Manager to perform services at prevailing market rates. Prevailing market rates are determined by the Manager based on industry standards and expectations of what the Manager would be able to negotiate with a third-party on an arm’s length basis.

•	The Manager and its affiliates are not required to devote all of their time and efforts to our affairs.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•	The Members may not remove the Manager.

Further information about potential conflicts of interest of our Manager can be found in our Offering Circular, RISK FACTORS beginning on page 12, which is incorporated by reference herein as if fully set forth herein.

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Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our latest offering circular filed with the SEC (“Offering Circular”) which may be accessed at www.sec.gov, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Membership Interests.

Competition

The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of apartments units available and may decrease occupancy and unit rental rates. Furthermore, multifamily apartment communities we acquired compete, or will compete, with numerous housing alternatives in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended. Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Legal Proceedings

Pino v. Cardone Capital, LLC, et al. On September 16, 2020, an individual investor who represented himself as a non-accredited investor, and who invested the minimum in Cardone Equity Fund V, LLC and Cardone Equity Fund VI, LLC, filed a putative class action lawsuit. The lawsuit names as defendants Cardone Capital, LLC, Grant Cardone, Cardone Equity Fund V, LLC, and Cardone Equity Fund VI, LLC, and is styled Pino v. Cardone Capital, LLC, et al., Case No. 2:20-cv-8499 (C.D. Cal.). The claims asserted are for alleged violations of Sections 12(a)(2) and 15 of the Securities Act of 1933. On April 27, 2021, the court dismissed the complaint with prejudice. On May 28, 2021, plaintiff appealed the dismissal to the Ninth Circuit Court of Appeals, and, on December 21, 2022, the Ninth Circuit affirmed in part and reversed in part the dismissal with instructions on remand for plaintiff to file an amended complaint. On June 26, 2023, plaintiff filed a second amended complaint asserting the same claims, and on October 4, 2023, the court dismissed the second amended complaint with prejudice. On November 8, 2023, plaintiff filed a notice of appeal of the dismissal, which appeal remains pending. The Company’s Manager and Mr. Cardone do not believe that this case will interfere with their ability to manage the affairs of the Company.

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Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Overview

Cardone Non Accredited Fund, LLC is a Delaware limited liability corporation was formed to primarily invest directly or indirectly in multifamily apartment complexes and commercial properties located throughout the United States.

On September 30, 2023, the Company began accepting subscription agreements as a part of raising $74,975,000 under Regulation A Plus from over a wide range of investors, with a primary focus on individual non-accredited investors. As of December 31, 2023, the company has issued 250 Class A units and 1,000 Class B units.

Results of Operations

We generated no revenues during 2023 or for the period from inception (January 31, 2022) to December 31, 2022, since we had not yet begun operations. We have generated expenses of $1,615 and $21,374 for the year ended December 31, 2023 and for the period from inception (January 31, 2022) to December 31, 2022, respectively. We paid offering costs of $34,078 in 2023 and $71,917 for the period from inception (January 31, 2022) to December 31, 2022 in connection with our Regulation A offering.

Liquidity and Capital Resources

As of April 23, 2024 the Company held $18,050,607 in cash and cash equivalents. The Company’s only outstanding debt was $109,017 owed to affiliates of the Manager which was borrowed to raise funds. These are interest free advances and can be called at any time. As of December 31, 2023, the Company had $8,432,563 in cash and cash equivalents and the same outstanding debt of $109,017.

Trends and Key Information Affecting our Performance

Through December 31, 2023, we believe that current market dynamics and underlying fundamentals suggest an overall positive trend in the United States multifamily housing industry. We are seeking to acquire properties in desirable locations that will benefit from the wave of new renters fleeing major metro areas, many of whom may continue to work remotely. Job growth, increasing household formations and changing demographics provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic, such as the increase in the average cost of first-time home ownership, increasing mortgage interest rates, and tight credit standards in the single-family home mortgage market support the value proposition of owning multifamily properties. In addition, the rising cost of building materials is proving prohibitive for new construction. The lack of new competitive buildings will allow rental rates to increase. While the interest rate remains high, we expect to have the resources to purchase assets on an all cash basis if we are unable to assume existing mortgages or otherwise procure financing at favorable rates. Once interest falls below 5%, we expect our new acquisitions will have debt, and that we will finance any properties we purchased with no debt.

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Critical Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies. We have elected to take advantage of this extended transition period, and thus, our financial statements may not be comparable to those of other reporting companies. Accordingly, until the date we are no longer an “emerging growth company” or affirmatively opt out of the exemption, upon the issuance of a new or revised accounting standard that applies to our financial statements and has a different effective date for public and private companies, we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience, and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Item 3. Directors and Officers

The following table shows the names and ages of the principals of the CREA, the Manager’s affiliate who manages the day-to-day operations of the Company, and the positions held by each individual:

Name(1)	Age	Title	Term of Office(2)
Grant Cardone	66	Chief Executive Officer	Inception - Present
Ryan Tseko	39	Vice President	Inception - Present
Mark Fajack	62	Chief Financial Officer	04/2023 - Present

(1)        The address for the above individuals listed is 18909 NE 29th Ave, Aventura, FL 33180

(2)        Term of Office refers to the officer’s term of office at CREA and predates the inception of the Company.

Each of the above-named officers works full time for the Manager’s affiliate. Biographical information regarding the above individuals can be found in our Offering Circular, MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, Duties Responsibilities and Experience section, page 92, which is incorporated by reference herein as if fully set forth herein.

The principals identified above operate under the direction of Mr. Grant Cardone. He is the sole decision maker of CREA, which provides day-to-day operational services for the Company, and Cardone Capital LLC which is the Manager of the Company. The Manager directs, manages, and controls the Company to the best of its ability and has full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

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Compensation of Executive Officers

Mr. Cardone does not currently receive any compensation for his services, other than returns he receives from the Company on his direct personal investments in the Company, the returns received by Cardone Capital LLC, which is wholly owned by Mr. Cardone, as the holder of the Class B Interests, and fees assigned by the Manager to CREA, which is also wholly owned by Mr. Cardone. (See Annual Report Item 7. Financial Statements Note 4 Related Party Transactions, as well as our Offering Circular, CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, beginning on page 94, for further information, each of which is incorporated by reference herein as if fully set forth herein.) Each other persons involved in the day-to-day operations of the Company are employed by CREA and each receives compensation from CREA for his or her services.

The following table sets forth the cash compensation of the Manager:

Name and Principal Position	Year	Cash Compensation	Other Compensation
Cardone Capital LLC, Manager	2023	$0(1)	100% of the Class B Interests(2)

(1)    All management fees payable to the Manager are assigned by the Manager to CREA. The total amount of these fees discussed in Item 5: Interest of Management and Others in Certain Transactions and Item 7. Financial Statements Note 4 Related Party Transactions.

(2)    We issued 100% of the Class B Interests on January 31, 2022, to our Manager for no consideration

From inception to December 31, 2023, Cardone Capital LLC has not received any distributions by virtue of its holding the Class B Interests of the Company. More information regarding the compensation of the Manager can be found in our Offering Circular, EXECUTIVE COMPENSATION section, page 93, which is incorporated by reference herein as if fully set forth herein.

Item 4. Security Ownership of Management and Certain Securityholders

The following table presents information regarding the Company’s Equity Program investors as of April 23, 2024, by:

•	our Manager;

•	our Manager’s Managing Member; and

•	any equity owner known by us to beneficially hold 10% or more of the Company’s equity interests.

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Name	Number of Class A Interests	% of Class A Interests	Number of Class B Interests	% of Class B Interests
Grant Cardone[1]	250[2]	100%	1,000[3]	100%

(1)    Grant Cardone owns 100% of the equity interests of Cardone Capital LLC, the Company’s Manager. The business address for Mr. Cardone and Cardone Capital LLC is 18909 NE 29th Ave, Aventura, FL 33180.

(2)    Class A Interests above are directly beneficially owned by Mr. Cardone.

(3)    All of the Class B Interests are held directly by Cardone Capital LLC, which is wholly owned by Grant Cardone.

Item 5. Interest of Management and Others in Certain Transactions

The Manager shall receive fees and reimbursements as set forth in our Offering Circular in the section entitled “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS,” beginning on page 94, which is incorporated by reference herein as if fully set forth herein. The Manager has assigned all such fees to CREA. The total amounts of such fees for the period ending December 31, 2023 and a discussion of other related party transactions is contained in Note 4 to our financial statements in “Item 7. Financial Statements”, which is incorporated by reference herein as if fully set forth herein.

Item 6. Other Information

As of April 29th, the Company intends to participate in the purchase of Aura Beacon Island, a newly built (2023) 290-unit multifamily complex located in League City, Texas. This property is located on Clear Lake, with easy access to the marina.  The community features a business lounge, fitness center with a spin room, clubhouse, and pool. This asset has a contract price of $65,500,000, and plan on paying all cash for this asset and is expected to be purchased as part of a joint venture with our Manager and another company which is also Managed by our Manager. The property is currently undergoing due diligence, with an anticipated closing in the second half of May, 2024.

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 Item 7. Financial Statements

CARDONE NON ACCREDITED FUND, LLC

Financial Statements and Independent Auditors’ Report

F-1

INDEPENDENT AUDITOR'S REPORT

Cardone Non Accredited Fund, LLC

Aventura, Florida

Opinion

We have audited the accompanying financial statements of Cardone Non Accredited Fund, LLC, which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of operations, changes in members' equity and cash flows for the year ended December 31, 2023 and for the period from inception (January 31, 2022) to December 31, 2022, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardone Non Accredited Fund, LLC as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the year ended December 31, 2023 and for the period from inception (January 31, 2022) to December 31, 2022, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in  the  Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Cardone Non Accredited Fund, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone Non Accredited Fund, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on these financial statements.

F-2

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Cardone Non Accredited Fund, LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Cardone Non Accredited Fund, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Kaufman, Rossin & Co., P.A.

April 29, 2024

Miami, Florida

F-3

Cardone Non Accredited Fund, LLC
Balance Sheets
As of December 31, 2023 and 2022

	December 31, 2023	December 31, 2022
Assets:

Cash	$8,432,563	$25,100
Deferred offering costs	105,995	71,917

Total Assets	$8,538,558	$97,017

Liabilities and Members' Equity

Liabilities
Accounts payable and accrued expenses	$100	$20,000
Offering proceeds	8,427,430	-
Due to related parties	109,017	73,391
Total Liabilities	8,536,547	93,391

Members' Equity:
Class A Units, 750,000 authorized,
250 issued and outstanding	25,000	25,000
Class B Units, 1,000 authorized,
1,000 issued and outstanding	-	-
Accumulated deficit	(22,989)	(21,374)
Total Members' Equity	2,011	3,626

Total Liabilities and Members' Equity	$8,538,558	$97,017

See accompanying notes, which are an integral part of these financial statements

F-4

Cardone Non Accredited Fund, LLC
Statements of Operations
For the Year Ended December 31, 2023 and for the Period
From Inception (January 31, 2022) to December 31, 2022

	Year Ended	Inception to
	December 31, 2023	December 31, 2022

Net revenues	$-	$-

Expenses
Professional and other fees	1,615	21,374
Total expenses	1,615	21,374

Net loss	$(1,615)	$(21,374)

See accompanying notes, which are an integral part of these financial statements

F-5

Cardone Non Accredited Fund, LLC
Statements of Changes in Members' Equity
For the Year ended December 31, 2023 and the Period
From Inception (January 31, 2022) to December 31, 2022

		Class A		Class B
	Total	Units	Amount	Units	Amount

Proceeds from issuance of units	$25,000	250	$25,000	1,000	$-

Net loss	(21,374)	-	(21,374)	-	-

Balance, December 31, 2022	$3,626	250	$3,626	1,000	$-

Proceeds from Issuance of units	$-	-	$-	-	$-

Net loss	(1,615)	-	(1,615)	-	-

Balance, December 31, 2023	$2,011	250	$2,011	1,000	$-

See accompanying notes, which are an integral part of these financial statements

F-6

Cardone Non Accredited Fund, LLC
Statements of Cash Flows
For the Year ended December 31, 2023 and the Period
From Inception (January 31, 2022) to December 31, 2022

	Year Ended	Inception to
	December 31, 2023	December 31, 2022

Cash flows from operating activities:
Net loss	$(1,615)	$(21,374)

Adjustments to reconcile net loss to
net cash used in operating activities:

Changes in operating assets and liabilities:
Accounts payable and accrued expenses	(19,900)	20,000

Net cash used in operating operating activities	(21,515)	(1,374)

Cash flows from financing activities:
Proceeds from issuance of Class A units	-	25,000
Offering costs	(34,078)	(71,917)
Offering proceeds	8,427,430
Advances from related parties	35,626	73,391
Net cash provided by financing activities	8,428,978	26,474

Net change in cash	8,407,463	25,100

Cash, beginning of year	25,100	-

Cash, end of year	$8,432,563	$25,100

Supplemental Disclosure of Cash Flow Information:
Interest paid	$-	$-
Income taxes paid	$-	$-

See accompanying notes, which are an integral part of these financial statements

F-7

CARDONE NON ACCREDITED FUND, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2023

NOTE 1: NATURE OF OPERATIONS

Cardone Non Accredited Fund, LLC (the “Company”), formerly known as Cardone Equal Opportunity Fund II, is a limited liability company organized January 31, 2022 under the laws of Delaware. The Company is located in Aventura, Florida. The Company was formed to raise up to $75 million under Regulation A Plus from a wide range of investors, with a primary focus on individual non-accredited investors, to acquire investments in multifamily and commercial real estate.  The Company intends on investing through limited liability corporations (“Cardone Members LLC’s”) (treated as partnerships) that own a single multifamily property or commercial property (through  single purpose entities “SPE”s).  The Cardone Member LLC’s will be co-owned by the Company (typically through a 10% - 20% ownership interest), a Cardone Equity Fund (“CEF”), a related entity for accredited investors with common management, and Grant Cardone, manager of Cardone Capital, LLC.  Grant Cardone typically owns from 1% to 2.5% of the LLC’s. The fundraising activity will be primarily done through Cardone Capital LLC’s (the “Manager”) online platform.

On September 30, 2023, the Company began accepting subscription agreements from investors. The Company’s activities since inception have consisted of formation activities, issuance of 250 Class A Units to Grant Cardone, Manager of Cardone Capital LLC on the same terms as those being sold in the Company’s Regulation A Plus offering, issuance of 1,000 Class B Units to the Manager, and preparations for capital raising. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared under accounting principles generally accepted in the United States of America (“GAAP”).

Cash and Concentration of Cash Balance

The Company’s cash in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2023, the Company had approximately $8,177,000 with a financial institution in excess of federally insured limits.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

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Organizational Costs

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Offering Proceeds

Offering proceeds reflected as liabilities represent subscriptions received in advance of issuance of Class A units that will be converted to members’ equity upon acceptance of the investor by the Company.

Risks and Uncertainties

The Company has no operating history and has not generated revenue from operations. The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company’s control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire multifamily and commercial real estate, the availability of suitable real estate properties to acquire, and changes to Regulation A Plus. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial conditions and the results of operations.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A – “Expenses of Offering”. Deferred offering costs consist principally of accounting and legal fees incurred in connection with an offering the Company commenced during 2023 under Regulation A Plus. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the Balance Sheet. The deferred offering costs will be charged to members’ equity upon the completion of the offering or to expense if the offering is not completed. Deferred offering costs of $105,995 and $71,917 are capitalized as of December 31, 2023 and 2022, respectively.

Income Taxes

The Company is treated as a disregarded entity for federal income tax purposes.  Consequently, federal income taxes are not payable by the Company.  However, the Company intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and intends to operate as such, commencing with the taxable year in which the first real estate investment is purchased. The Company expects to have little or no taxable income prior to electing REIT status. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its members (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with U.S. GAAP). As a REIT, the Company generally will not be subject to U.S. federal income tax to the extent it distributes qualifying dividends to its members. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

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NOTE 3: MEMBERS’ EQUITY

The Company is offering 749,750 Class A Units at $100 per unit through a Tier II offering pursuant to Regulation A Plus under the Securities Act and it intends to sell the units directly to investors and not through registered broker-dealers who are paid commission. The minimum investment is $5,000. The maximum amount to be raised in the offering is $75 million. The Investors who contribute capital to the Company shall upon acceptance by the Manager of their subscriptions become Class A Members in the Company. The Capital Contributions of the Class A Members shall result in eighty (80%) of the total interests in the Company. As of December 31, 2023, 250 Class A Units had been issued to Grant Cardone for the same amount and on the same conditions as the Class A Units being offered in the Company’s Regulation A Plus Offering.

The Manager’s Class B Units have been issued as founder’s units at no consideration and will be a 20% profits interest.

The Company is governed by its operating agreement dated January 31, 2022, which limits the liability of its members to their total capital contributions and provides for the Company to continue in perpetuity until dissolved in accordance with the operating agreement. Class A Units are non-voting units on any matters. Class B Units are entitled to one vote per Class B Unit on all matters upon which the Members have the right to vote under the operating agreement.

In accordance with the operating agreement, distributions will be declared and distributed at least annually. The Manager intends on generally allocating 80% of the distributions to the Class A Members and 20% to the Class B Member. At the Manager’s discretion, the Manager may reallocate any Distributable Cash from the Class B Members to the Class A Members. The Manager also has discretion to reallocate Distributable Cash from the Class A Members to the Class B Member so long as at least 80% of all Distributable Cash to date is allocated to the Class A Members. For further details on Member distributions see the offering circular.

NOTE 4: RELATED PARTY TRANSACTIONS

The Company has engaged the Manager to manage the Company under a management agreement. The Company is subject to the following fees under this agreement:

Reimbursement of Organization and Offering

The Company’s Manager and its affiliates will be reimbursed for actual organizational and offering expenses incurred. Organization and offering expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses. The Manager will only request reimbursement once the Company has raised more than $1 million.

For the year ended December 31, 2023, and for the period from inception (January 31, 2022), through December 31, 2022, deferred offering costs of $34,078 and $71,197, respectively, were incurred by a related party on the Company’s behalf, and $0 and $0, respectively was repaid to the related party.  As of December 31, 2023 and 2022 $105,995 and $71,197 respectively, was owed to the related party, which are included as a component of due to related parties on the accompanying balance sheets.  This related party advance is unsecured, interest-free and repayable on demand.

Acquisition Fee

For each real estate investment, the SPE’s will pay the Manager or its designated affiliate 1% of the investment’s fixed asset purchase price. This fee will be paid at the discretion of the Manager, but no later than the liquidation of the real estate investment. The fee will be reflected as an acquisition cost of the SPE purchasing the property and, therefore, would be included in the cost basis of the property.

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Financing Coordination Fee

For each real estate investment, the Company will pay the Manager or its designated affiliate 1% of each loan placed on the asset funded by a third party, whether at acquisition or pursuant to a refinancing transaction. This fee will be paid at the discretion of the Manager, but no later than the liquidation of the real estate investment.

Disposition Fee

For each real estate investment, the Company will pay the Manager or its designated affiliate 1% of the investment’s sale price. This fee will be paid at the disposition of the investment’s real estate.

Asset Management Fee

The Company will pay the Manager, or its designated affiliate, a 1% annualized Asset Management Fee calculated based on the total Contributed Capital made to the Company by its Members. This fee will be payable monthly.

NOTE 5: FINANCIAL RISKS AND UNCERTAINTIES

The Company is subject to several risks including the following:

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments including inability to sell investments quickly or close to fair value.

Market Risk

Market risk is the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counterparties fail to perform pursuant to the terms of their obligations.

NOTE 6: SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 29, 2024, the date the financial statements were available to be issued.

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Item 8. Exhibits

Exhibit 2.1*

Certificate of Formation (Incorporated by reference to Exhibit 2.1 to Cardone Non Accredited Fund, LLC Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 27, 2023 (File No. 024-12283))

Exhibit 2.2*

Amended & Restated Operating Agreement, dated December 15, 2023 (Incorporated by reference to Exhibit 2.2 to Cardone Non Accredited Fund, LLC Semi-Annual Report on Form 1-SA as filed with the Securities and Exchange Commission on December 19, 2023 (File No. 24R-00919))

Exhibit 2.3*

Amendment to Certificate of Formation (Incorporated by reference to Exhibit 2.2 to Cardone Non Accredited Fund, LLC Semi-Annual Report on Form 1-SA as filed with the Securities and Exchange Commission on December 19, 2023 (File No. 24R-00919))

Exhibit 4.1*

Subscription Agreement (Updated December 18, 2023) (Incorporated by reference to Exhibit 4.1 to Cardone Non Accredited Fund, LLC Semi-Annual Report on Form 1-SA as filed with the Securities and Exchange Commission on December 19, 2023 (File No. 24R-00919))

Exhibit 6.1*

Transfer Agency and Service Agreement with Computershare Trust Company, N.A. and Computershare Inc. (Incorporated by reference to Exhibit 6.1 to Cardone Non Accredited Fund, LLC Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on June 27, 2023 (File No. 024-12283))

Exhibit 11.1	Independent Auditors’ Inclusion Letter

*- Filed previously and incorporated herein by reference

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardone Non Accredited Fund, LLC

By:	Cardone Capital LLC, its Manager

By:	/s/ Grant Cardone
Name:	Grant Cardone
Title:	Chief Executive Officer
Date:	April 29, 2024

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grant Cardone	Chief Executive Officer of Cardone Capital LLC, the issuer’s Manager	April 29, 2024
Grant Cardone	(Principal Executive Officer)

/s/ Mark Fajack	Chief Financial Officer of Cardone Real Estate Acquisitions LLC	April 29, 2024
Mark Fajack	(Principal Financial Officer)

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